Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS REPORTS FIRST QUARTER 2007 RESULTS IN LINE WITH ESTIMATES, OFFERS GUIDANCE FOR SECOND QUARTER AND YEAR
•	First Quarter Results in Expected Range, Lower Than Prior Year Due to Cyclical Weakness in PVC Pipe Business

•	Company Expects Earnings of 55-65 Cents Per Diluted Share for the Second Quarter and $1.80-2.00 for Full Year 2007
     CLEVELAND, Ohio, April 30, 2007 — Lamson & Sessions (NYSE:LMS) today announced that net sales were $116.0 million in the first quarter of 2007, compared with $135.4 million in the first quarter of 2006. Net income for the 2007 first quarter was $4.6 million, or 28 cents per diluted share, compared with $9.2 million, or 58 cents per diluted share, for the prior year quarter.
     As anticipated in the Company’s first quarter outlook announced in its February 16, 2007 earnings release, net sales and income were lower in comparison with the exceptionally strong first quarter 2006 results. The prior year results benefited from a residential housing market that was more robust than it is currently, as well as increased selling prices that were implemented early in 2006 to essentially offset the rising raw material and energy costs that were occurring at the time.
     “Our first quarter results primarily reflect the decline of selling prices in the PVC Pipe business segment, as well as reduced prices for high density polyethylene (HDPE) products as resin prices dropped from their historically high levels of a year ago,” said Michael J. Merriman, Jr., President and Chief Executive Officer. “Lamson Home Products was our best performing business segment for the quarter, as some of our retail customers replenished inventories that had been depleted at the end of 2006. In addition, the light commercial and industrial construction markets continued to show strength, despite the impact of inventory reductions in the electrical distribution channel during the first quarter.”
     Gross profit for the first quarter was $21.8 million, or 18.8 percent of net sales, compared with $31.0 million, or 22.9 percent of net sales, a year earlier. Operating income was $7.9 million, or 6.8 percent of net sales, compared with $15.9 million, or 11.8 percent of net sales in the first quarter of 2006.

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     Operating expenses declined to $14.0 million, or 12.0 percent of net sales, compared with $15.0 million, or 11.1 percent of net sales, in the year earlier period.
Business Segment Performance
     Net sales for the Company’s Carlon business segment were $55.2 million in the first quarter of 2007, compared with $64.1 million in the 2006 first quarter. Reduced activity in the telecommunications infrastructure, residential construction and natural gas collection markets, along with lower selling prices, were the primary reasons for the decline. Gross margin for Carlon was slightly higher than in the first quarter of 2006 because of an improved product mix and a slight decline in polyvinyl chloride (PVC) and HDPE compound costs. Operating income for Carlon was $6.8 million for the current year quarter, compared with $7.7 million a year ago.
     Net sales and operating income improved for the Lamson Home Products business segment due to market share gains and customers restocking their inventories. Net sales were $30.9 million for the first quarter of 2007, compared with $27.0 million for the year earlier period. Gross profit and product margins improved primarily due to a more profitable product mix and slightly lower compound costs. Operating income increased to $6.5 million for the current year quarter, from $2.6 million for the 2006 first quarter.
     The PVC Pipe business segment reported net sales of $29.9 million in the 2007 first quarter, compared with $44.4 million for the first quarter of last year. The business segment reported an operating loss of $3.0 million for the current year quarter, compared with operating income of $9.0 million a year earlier. Although actual shipments of PVC pipe pounds were 32.6 percent higher than in the first quarter of last year, the average selling price declined by approximately 47 percent from a year ago.

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Other Financial Highlights
     Interest expense of $567,000 was substantially lower for the first quarter of 2007, compared with $1.1 million in the prior year period. Cash used in operating activities was $2.6 million in the current year quarter, compared with $3.5 million in the 2006 first quarter.
Outlook
     The Company expects demand to regain momentum in the commercial and industrial construction markets for the rest of 2007, while telecom and utility infrastructure product demand is expected to continue at levels similar to 2006 to support fiber-to-the-premise and other infrastructure projects. Meanwhile, the Company expects that while sales of some electrical products may be impacted by the reduction in residential construction, the decline will be offset somewhat by remodeling activity, which is generally counter-cyclical to new home construction. In addition, with lower PVC resin inventories and higher feedstock costs in the marketplace, resin costs have begun to rise in the second quarter and PVC pipe selling prices are expected to increase as well. Still, the Company expects PVC resin costs to be approximately 15 percent lower than in 2006, which have led to lower PVC conduit prices and margins compared with a year ago.
     Based on these expectations, the Company anticipates net sales for the second quarter to be in the range of $142 million to $152 million and net income of $9.0 million to $10.5 million, or 55 to 65 cents per diluted share. For the full year, the Company expects net sales of $510 million to $540 million and net income of $29.5 million to $32.5 million, or $1.80 to $2.00 per diluted share.
Annual Meeting
     On February 12, 2007, the Company announced that it had engaged Perella Weinberg Partners to assist the Company’s Board and management in evaluating the strategic and financial alternatives available to the Company to enhance shareholder value. In light of this ongoing evaluation, the Board has determined to postpone setting an annual meeting date. “The Board of Directors has determined it would be in the best interests of shareholders to complete the strategic evaluation process without the distraction of a protracted proxy contest with Ramius Capital Group,” Merriman said. “While we have discussed with Ramius its desire for Board representation, the Board believes that the current directors, with their extensive experience in the industry and particularly with the company, are better suited to pilot this process.”
     As discussed in its February 12 announcement, the Company intends to disclose developments regarding the process only if and when the Board of Directors has approved a specific transaction or

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course of action, but there can be no assurance that the exploration of alternatives will result in a transaction or particular course of action.
Conference Call
     A live Internet broadcast of the Company’s conference call regarding its first quarter 2007 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Monday, April 30, 2007.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products, (vi) the impact, outcome and effects of the Company’s exploration of strategic alternatives and (vii) the ability of the Company to identify and complete a strategic transaction. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	First Quarter Ended
	2007		2006

NET SALES	$116,007	100.0%	$135,401	100.0%

COST OF PRODUCTS SOLD	94,178	81.2%	104,418	77.1%

GROSS PROFIT	21,829	18.8%	30,983	22.9%

SELLING AND MARKETING EXPENSES	8,428	7.3%	8,747	6.5%

GENERAL AND ADMINISTRATIVE EXPENSES	4,999	4.3%	5,706	4.2%

RESEARCH AND DEVELOPMENT	532	0.4%	585	0.4%

OPERATING EXPENSES	13,959	12.0%	15,038	11.1%

OPERATING INCOME	7,870	6.8%	15,945	11.8%

INTEREST	567	0.5%	1,117	0.8%

INCOME BEFORE INCOME TAXES	7,303	6.3%	14,828	11.0%

INCOME TAX PROVISION	2,751	2.4%	5,608	4.2%

NET INCOME	$4,552	3.9%	$9,220	6.8%

BASIC EARNINGS PER SHARE	$0.29		$0.60

AVERAGE SHARES OUTSTANDING	15,725		15,318

DILUTED EARNINGS PER SHARE	$0.28		$0.58

DILUTED AVERAGE SHARES OUTSTANDING	16,242		16,001

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THE LAMSON & SESSIONS CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	Quarter Ended	Year Ended	Quarter Ended
	March 31, 2007	December 30, 2006	April 1, 2006

ACCOUNTS RECEIVABLE, NET	$66,484	$55,111	$73,616

INVENTORIES, NET	52,736	48,491	55,089

OTHER CURRENT ASSETS	12,267	14,723	17,155

PROPERTY, PLANT AND EQUIPMENT, NET	52,984	53,576	50,667

GOODWILL	21,402	21,402	21,441

PENSION ASSETS	13,848	13,605	34,696

OTHER ASSETS	8,570	8,702	4,480

TOTAL ASSETS	$228,291	$215,610	$257,144

ACCOUNTS PAYABLE	$27,798	$19,885	$35,756

OTHER CURRENT LIABILITIES	42,108	42,861	34,019

LONG-TERM DEBT	7,005	7,131	60,140

OTHER LONG-TERM LIABILITIES	17,654	17,481	22,510

SHAREHOLDERS’ EQUITY	133,726	128,252	104,719

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$228,291	$215,610	$257,144

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	First Quarter Ended
	2007	2006
OPERATING ACTIVITIES
NET INCOME	$4,552	$9,220
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH USED IN OPERATING ACTIVITIES
DEPRECIATION AND AMORTIZATION	2,320	2,245
STOCK-BASED COMPENSATION	831	1,505
DEFERRED INCOME TAXES	555	2,468
CHANGES IN OPERATING ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE	(11,373)	(5,109)
INVENTORIES	(4,245)	(11,102)
PREPAID EXPENSES AND OTHER	41	(102)
ACCOUNTS PAYABLE	7,913	4,813
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	(3,229)	(6,940)
PENSION PLAN CONTRIBUTIONS	(74)	(480)
OTHER LONG-TERM ITEMS	71	15

CASH USED IN OPERATING ACTIVITIES	(2,638)	(3,467)

INVESTING ACTIVITIES
NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT	(1,807)	(4,008)

CASH USED IN INVESTING ACTIVITIES	(1,807)	(4,008)

FINANCING ACTIVITIES
NET BORROWINGS UNDER SECURED CREDIT AGREEMENT	2,500	5,200
PAYMENTS ON OTHER LONG-TERM BORROWINGS	(68)	(86)
PURCHASE AND RETIREMENT OF TREASURY STOCK	(459)	(421)
EXERCISE OF STOCK OPTIONS	303	1,452
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	309	2,558

CASH PROVIDED BY FINANCING ACTIVITIES	2,585	8,703

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,860)	1,228

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,324	1,210

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,464	$2,438

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THE LAMSON & SESSIONS CO.
BUSINESS SEGMENTS
(In thousands)

	First Quarter Ended
	2007	2006
NET SALES
CARLON	$55,213	$64,056
LAMSON HOME PRODUCTS	30,940	26,979
PVC PIPE	29,854	44,366

	$116,007	$135,401

OPERATING INCOME (LOSS)
CARLON	$6,837	$7,690
LAMSON HOME PRODUCTS	6,525	2,568
PVC PIPE	(2,990)	8,952
CORPORATE OFFICE	(2,502)	(3,265)

	$7,870	$15,945

DEPRECIATION AND AMORTIZATION
CARLON	$805	$847
LAMSON HOME PRODUCTS	470	428
PVC PIPE	1,045	970

	$2,320	$2,245

TOTAL ASSETS BY BUSINESS SEGMENT AT MARCH 31, 2007, DECEMBER 30, 2006, AND APRIL 1, 2006

	March 31, 2007	December 30, 2006	April 1, 2006
IDENTIFIABLE ASSETS
CARLON	$88,593	$81,833	$92,969
LAMSON HOME PRODUCTS	48,471	44,019	42,069
PVC PIPE	56,723	52,911	66,065
CORPORATE OFFICE (INCLUDES CASH, DEFERRED TAX, AND PENSION ASSETS)	34,504	36,847	56,041

	$228,291	$215,610	$257,144

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